Exhibit 99.1

CommerceTel Projects 40% Quarter-Over-Quarter Revenue Growth in Third Quarter; Customer Base Grows to Over 1,500 Customers

Results Reflect Combination of Organic Growth and Acquisition Strategy Execution

SAN DIEGO, CA (September 28, 2011) CommerceTel Corporation (OTCBB: MFON), an award-winning provider of proprietary mobile marketing technologies and solutions, announced today that it expects revenues for the third quarter, which ends September 30th 2011, to exceed $800,000 resulting in at least a 40% increase over second quarter 2011. Additionally, the Company projects fourth quarter revenues to exceed $1 Million.

“This has been a busy year for CommerceTel," said Dennis Becker, CEO. "Completing three acquisitions, ramping to a customer base of over 1,500 clients, and building a team of over forty employees in less than a year has been an exciting challenge. Fortunately our growth strategy is producing the expected results, and our financial performance reflects that success."

The projected third quarter revenues include quarter-over-quarter organic growth in CommerceTel’s continuing operations and two months results from its recently completed BoomText acquisition.  CommerceTel expects its revenue from continuing operations to increase from $553,000 in the second quarter 2011 to more than $800,000 in the third quarter ending September 30th, 2011.   In addition, the Company completed the acquisition of Digimark’s BoomText assets on August 1st, 2011 and expects to generate approximately $250,000 in combined August and September revenues from BoomText’s operations.

The Company is also expecting that Adjusted EBITDA, defined as earnings before interest, taxes, depreciation & amortization, non-cash stock based compensation, and non-cash changes in the fair market value of derivatives, to continue trending towards positive territory and sustain improvement over the first and second quarters of 2011.

"We expect the combination of our acquisition strategy with our award-winning technology to provide more than top-line revenue growth," added Becker. "As we continue the integration process, we believe all three acquisitions will contribute to improvement to our bottom line as well."

CommerceTel also projects that fourth quarter revenues will exceed $1 Million, topping full year 2010 revenues and representing over 320% growth compared to fourth quarter 2010 revenues of $236,000.

Additionally, the Company has released an updated corporate presentation that can be viewed at http://www.commercetel.com/news.htm

About CommerceTel

CommerceTel is an award-winning provider of proprietary mobile marketing technologies and the inventor of C4, a unique, enterprise-grade platform empowering brands to engage mobile consumers via multiple channels. The only system of its kind, C4 is a cloud-based solution providing broad mobile communications and extensive CRM features. It is integrated with multiple tier-one PSTN/ IP carriers and micropayment processing facilities as well as with carrier premium SMS billing systems.  Customers include CNN, Disney, Sony Pictures, AT&T, Verizon, USA Network, numerous professional sports franchises, the Golf Channel, and NBC Universal.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements including words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the impact of intense competition, the continuation or worsening of current economic conditions and the condition of the domestic and global credit and capital markets as well as the Risk Factors disclosed in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 27, 2010. Further information on CommerceTel's risk factors is contained in its filings with the Securities and Exchange Commission. CommerceTel does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Investor Contacts:
John Liviakis
Liviakis Financial Communications
Phone: 415.389.4670
john@liviakis.com

Company Contact:
Dennis Becker, CEO CommerceTel Corp.
Phone: 619.725.0990
dennisb@commercetel.com

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